As filed with the Securities and Exchange Commission June 1, 2004
                                                            File No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               BUYERS UNITED, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                     87-0528557
    --------------------------------                     -------------------
    (State or Other Jurisdiction of                         (IRS Employer
     Incorporation or Organization)                      Identification No.)

                 14870 Pony Express Road, Bluffdale, Utah 84065
                -----------------------------------------------
                    (Address of Principal Executive Offices)

                 Long Term Stock Incentive Plan, March 11, 1999
                    Director Stock Option Plan, June 17 2003
                          Employee Common Stock Options
                 ----------------------------------------------
                            (Full title of the plan)

                                   Paul Jarman
                 14870 Pony Express Road, Bluffdale, Utah 84065
                                 (801) 320-3300
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Mark E. Lehman, Esq.
                             Parsons Behle & Latimer
                                 One Utah Center
          201 South Main Street, Suite 1800, Salt Lake City, Utah 84111
                       (801) 532-1234/ (801) 536-6111 fax

                                                    CALCULATION OF REGISTRATION FEE

                                                                  Proposed            Proposed
                                                   Amount          Maximum            Maximum           Amount of
 Title of Securities          Title of             to be       Offering Price        Aggregate        Registration
  to be registered              Plan             Registered      Per Share*       Offering Price*          Fee
---------------------         ---------          ----------    ---------------    ---------------     -------------
    Common Stock           Long Term Stock       1,200,000         $3.078            $3,693,160          $467.92
                           Incentive Plan

    Common Stock           Director Stock        1,000,000          $2.49            $2,490,000          $315.48
                             Option Plan

    Common Stock        Employee Common Stock      361,799          $2.68              $970,203          $122.92
                               Options

                                Total            2,561,799                           $7,153,363          $906.32

* Estimates of the proposed maximum offering price per share and proposed maximum aggregate offering price solely for calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average bid and asked price of the registrant's common stock as of May 27, 2004, a date within five business days prior to the date of filing of this registration statement.

                                     Part I.
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") and Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") have been or will be sent or given to participants in the plans listed on the cover of this Registration Statement and the holders of the other employee stock options identified on the cover. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

            The following documents filed by Buyers United, Inc. with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         1. Prospectus dated April 22, 2004 filed with the Commission on April 22, 2004 under Rule 424(b);

         2. Quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 17, 2004;

         3. Definitive Proxy Statement on Schedule 14A as filed with the Commission on May 14, 2004;

         4. Current Report on Form 8-K as filed with the Commission on May 14, 2004;

         5. Annual Report on Form 10-KSB as filed with the Commission on March 30, 2004;

         6. Current Report on Form 8-K as filed with the Commission on March 17, 2004;

         7. Description of the Common Stock of the Company included in Amendment No. 1 of the Company's Registration Statement on Form S-2, Registration No. 333-114302, as filed with the Commission on April 15, 2004.

         8. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 for the past twelve months.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated in this Registration Statement by reference and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable

Item 6.  Indemnification of Directors and Officers

         Buyers United's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the "DGCL"), no director or officer of Buyers United shall have any liability to Buyers United or its stockholders for monetary damages. The DGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Buyers United's Charter and Bylaws provide that Buyers United [shall] indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that Buyers United shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

         The Charter and Bylaws provide that Buyers United will indemnify its directors and officers and may indemnify employees or agents of Buyers United to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Buyers United. However, nothing in the Charter or Bylaws of Buyers United protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the DGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

Item 7.  Exemption from Registration Claimed

         Not applicable

Item 8.  Exhibits

The following exhibits are attached to this Registration Statement.

Exhibit No.                Title of Document
-----------                -----------------

   5.1          Opinion of Parsons Behle & Latimer

   10.1         Long Term Stock Incentive Plan (1)

   10.2         Director Stock Option Plan

   10.3         Form of Employee Common Stock Option (2)

   23.1 Consent of Parsons Behle & Latimer (contained in their opinion filed as Exhibit 5.1 to this Registration Statement

   23.2         Consent of Crowe Chizek and Company LLC

(1) This document was filed as an exhibit to the Registration Statement on Form 10-SB filed by Buyers United with the Commission on August 3, 1999, and is incorporated herein by this reference.

(2) This document was filed as an exhibit to the annual report on Form 10-KSB for 2001 filed by Buyers United with the Commission on April 16, 2002, and is incorporated herein by this reference.

Item 9.  Undertakings

A. SUBSEQUENT DISCLOSURE.

The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. INCORPORATION BY REFERENCE.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. TRANSMIT CERTAIN MATERIAL.

         The Company hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Company's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report in which case the Company shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Company has ended within 120 days prior to the use of the prospectus, the annual report for the preceding year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

D. INDEMNIFICATION.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on May 28, 2004.

                                  BUYERS UNITED, INC.



                                  By /s/ Theodore Stern, Chief Executive Officer
                                    (Principal Executive Officer)



                                  By /s/ David R. Grow, Chief Financial Officer
                                    (Principal Financial Officer and Principal
                                    Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Theodore Stern, Director                                 Date: May 28, 2004


/s/ Gary Smith, Director                                     Date: May 28, 2004


/s/ Edward Dallin Bagley, Director                           Date: May 28, 2004


/s/ Steve Barnett, Director                                  Date: May 28, 2004


/s/ Paul Jarman, Director                                    Date: May 28, 2004